Exhibit (e)(4)

AMENDMENT 5 TO THE DISTRIBUTION AGREEMENT

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the Existing Agreement as of July 31, 2023 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Trust dated February 1, 2021, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	GraniteShares ETF Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives.

ALPS Distributors, Inc.		GraniteShares ETF Trust

By:		By:
Name:	Stephen Kyllo	Name:	William Rhind
Title:	SVP & Director	Title:	President

Schedule A to this Amendment

Amendments

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1.	APPENDIX A: LIST OF FUNDS shall be deleted in its entirety and replaced with the following new APPENDIX A: LIST OF FUNDS:

APPENDIX A

LIST OF FUNDS

GraniteShares 1.25x Long TSLA Daily ETF

GraniteShares 1.5x Long COIN Daily ETF

GraniteShares 1.5x Long DIS Daily ETF

GraniteShares 1.5x Long META Daily ETF

GraniteShares 1.5x Long NVDA Daily ETF

GraniteShares 1.5x Long UBER Daily ETF

GraniteShares 1.5x Short COIN Daily ETF

GraniteShares 1.5x Short NVDA Daily ETF

GraniteShares 1.5x Short TSLA Daily ETF

GraniteShares 1.75x Long AAPL Daily ETF

GraniteShares 1.75x Long BABA Daily ETF

GraniteShares 1.75x Long TSLA Daily ETF

GraniteShares 1x Short AMD Daily ETF

GraniteShares Bloomberg Commodity Broad Strategy No K-1 ETF

GraniteShares HIPS US High Income ETF

GraniteShares XOUT U.S. Large Cap ETF

Schedule B to this Amendment

General Terms

2.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

3.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

4.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

5.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.